Exhibit 99.6

May 23, 2003

VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043

We hereby consent to the inclusion in the Form 10-Q for the quarter ended March 31, 2003 of VERITAS Software Corporation, of our analysis regarding the intangible assets of Jareva Technologies, Inc., provided to you on April 9, 2003, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely,

/s/ Standard & Poor’s Corporate Value Consulting

Standard & Poor’s Corporate Value Consulting